THIS LEASE is made between Landlord and Tenant as of the Effective Date below.

1. Generally Defined Terms.

a) Effective Date:	4/1/2025
b) Landlord:	Ninety-Nine Technologies, LLC d/b/a 99 Technologies
c) Landlord Notice Address:	Ninety-Nine Technologies LLC 99 Technologies 2817 Eagandale Blvd., Eagan, MN 55121
d) Tenant:	Bird & Cronin LLC ("Tenant"), with an address at 1200 Trapp Road, Eagan, MN 55121.
e) Tenant Notice Address:	Bird & Cronin LLC ("Tenant"), with an address at 1200 Trapp Road, Eagan, MN 55121.
f) Premises:	That portion of the Building containing approximately "56,687" rentable square which includes shared area. Outlined in Exhibit A
g) Building:	1200 Trapp Road Eagan, MN 55121
h) Tenant's Proportionate Share of Building:	65.477%
i) Lease Term:	Beginning on the Commencement Date and ending on the day which is thirty-nine full calendar months following the Commencement Date.
j) Commencement Date:	04/01/2025
k) Security Deposit	In lieu of Deposit - Racking would stay in building as a fixture if and when Dynatronics vacates building
l) Monthly Base Rent:

m) Initial Estimated Monthly Operating Expenses Using 2024 Taxes and 2025 building budget

n) Exhibits

a. Exhibit A - Floor Plans

b. Exhibit B First Right of Refusal

2. Granting Clause. In consideration for performance of Tenant's obligations under this Lease, Landlord leases to Tenant, and Tenant takes from Landlord, the Premises for the Lease Term, subject to the provisions of this Lease. Each party represents and warrants to the other that the individual executing this Lease on behalf of such party is authorized to do so, and that such party has taken all necessary actions for this Lease to be binding and enforceable against such party.

3. Acceptance of Premises. Tenant accepts the Premises in its "as-is" condition as of the Commencement Date. Tenant waives any implied warranty that the Premises is suitable for Tenant's intended purposes.

4. Use. The Premises shall be used only for the purpose of receiving, storing, light manufacturing, assembly, shipping, and selling (but specifically excluding retail selling) products, and for such other incidental lawful uses. Tenant shall not conduct any public sale at the Premises, use the Premises as a place of public accommodation under the Americans with Disabilities Act or any other Legal Requirements, or permit any nuisance at the Premises. Tenant shall use the Premises in compliance with all federal, state, and local laws, orders, judgments, ordinances, regulations, codes, permits, licenses, covenants, and restrictions now or hereafter applicable to the Premises (collectively, "Legal Requirements").

5. Base Rent. Upon execution of this Lease, Tenant shall pay to Landlord the first payment of Monthly Base Rent payable under the Lease, and thereafter Tenant shall pay all such payments in advance, without demand, no later than the first day of each calendar month following the Commencement Date (prorated for any fractional calendar month). Tenant shall make all payments to Landlord (or to such other party or at such location as Landlord may from time to time specify in writing) by Electronic Fund Transfer or Automated Clearing House. Tenant's payment obligations and Landlord's obligations under this Lease are independent obligations. Tenant shall not abate, reduce, or set off any amounts payable except as may be expressly provided in this Lease.

6. Payment of Base Rent; Without limiting Landlord's other rights and remedies Late Charge. Tenant shall pay base rent to Landlord, without the necessity for demand on the first business day of each and every month during the term hereof at Landlord's address set forth in the caption of this Lease, or such other place as Landlord may from time to time designate in writing. If base rent is not received by Landlord by the fifteenth (15th) day of the month in which due, a late charge equal to five percent (5%) of the amount due shall be assessed and be immediately due and payable.

7. Operating Expenses. During each month of the Lease Term, on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated in section M Landlord from time to time, of Tenant's Proportionate Share (hereinafter defined) of Operating Expenses for the Building. Payments for any fractional calendar month shall be prorated. The term "Operating Expenses" means all the following costs and expenses incurred by Landlord with respect to the ownership, maintenance, Tenant's prorated tax percentage(65.477%) based on 2024 Base Year Taxes (hereinafter defined); insurance; utilities; maintenance, repair and replacement of all portions of the Building and Premises, including without limitation, non-structural components of exterior walls, mowing, landscaping, snow removal, exterior painting, utility lines, fire sprinklers and fire protection systems, the current amortized portion of any capital repairs and replacements of all portions of the Building and Premises, heating, ventilation and air conditioning systems, , lighting, electrical systems and other mechanical and building systems; amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association to which the Premises is subject; security services, if any; trash collection, sweeping and debris removal; provided that the cost of additions or alterations that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the useful life thereof as determined by Generally Accepted Accounting Principles. Operating Expenses do not include costs, expenses, depreciation or amortization for capital repairs and capital replacements required to be made by Landlord under Section 10 of this Lease, debt service under mortgages or ground rent underground leases, costs of restoration to the extent of net insurance proceeds received by Landlord with respect thereto, leasing commissions, or the costs of renovating space for tenants.

If Tenant's total payments of Operating Expenses for any year are less than Tenant's Proportionate Share of actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall either, at Landlord's option, retain such excess and credit it against Tenant's next payments or pay such refund to Tenant, except that during the last calendar year of the Lease Term or any extension terms thereof, Landlord shall refund any such excess within 60 days following the termination of the Lease Term or any extension terms thereof, provided that Tenant is not in default of its obligations under this Lease. Any payment required to be paid by Landlord after the expiration or earlier termination of the Lease shall be delivered to the most recent address Tenant has provided to Landlord and, if undeliverable, shall be deemed forfeited by Tenant. With respect to Operating Expenses which Landlord allocates to the entire Premises or just the Building, Tenant's "Proportionate Share" shall be the percentage set forth in Section 1 of this Lease as Tenant's Proportionate Share of the Building (as applicable) as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises, Building. Landlord may equitably increase Tenant's Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Building that includes the Premises or that varies with Tenant's use. The estimated Operating Expenses for the Premises set forth in Section 1 of this Lease are only estimates, and Landlord makes no guaranty or warranty that such estimates will be accurate.

8. Utilities. Tenant shall pay the utility provider directly for all separately metered or contracted utilities serving the Premises, along with any taxes, penalties, or surcharges related thereto for the first two months of this lease., Landlord will transfer utility accounts held by Tenant at the Premises to the name of Landlord, or an appointed intermediary of Landlord. In the event Landlord transfers the utility accounts, Landlord shall timely pay all invoices from such utility service providers. Tenant shall reimburse Landlord, or Landlord's appointed intermediary, for the utility services consumed at the Premises no later than thirty (30) days from receipt of an invoice for such utility services, which shall include its 65.477%units consumed at the Premises during such billing period. Landlord reserves the right to reduce the utility cost by installing LED fixtures and will offset any cost by rebate offered at the time of installation. If the utility pay back is less than 2 years Landlord will not have to seek permission of Tenant. Tenant will be responsible for its proportionate charge not to exceed $18,000.

9. Taxes. The taxes will adjust annually, and the Tenant will pay its prorated share of 65.477%. The initial amount included in Section M is 2024 Taxes = $154,163.00. Landlord shall pay all taxes, assessments, governmental charges, fees or payments to a governmental authority in lieu of taxes, and fees payable to tax consultants and attorneys for consultation and contesting taxes that accrue during the Lease Term against the tax parcel on which the Premises is located (collectively, "Taxes") which shall be included as part of the Operating Expenses charged to Tenant. In addition, Taxes shall include all capital levies, or other taxes assessed upon the rent payable to Landlord under this Lease, and any franchise tax, excise, use, margin, transaction, sales or privilege tax, assessment, levy or charge measured by or based upon such rent, or the value of the Premises and/or the Project; provided, however, in no event shall Tenant be liable for any income taxes imposed on Landlord unless such income taxes are in substitution for any Taxes. If any tax is levied or assessed directly against Tenant, or results from any Tenant-Made Alterations (defined below), property, contents, or fixtures placed in the Premises by Tenant, then Tenant shall pay such tax directly to the taxing authority, even if levied or assessed against Landlord.

Personal Property Taxes. Tenants shall pay all personal property taxes under any law's hereafter in force, levied against personal property of any kind or nature located on the Premises.

10. Insurance. During the Lease Term, Landlord shall maintain all risk property insurance covering the replacement of the Building and commercial general liability insurance on the Premises. Landlord's insurance may be included in a blanket policy or captive insurance program. All insurance premiums incurred by Landlord with respect to the Premises shall be included in Operating Expenses. Tenant will not use the Premises in any manner that would void Landlord's insurance.

During the Lease Term, Tenant shall maintain the following insurance policies at Tenant's expense and without limiting Tenant's liability under this Lease: (a) commercial general liability, on an occurrence basis, having a minimum limit of $2,000,000 per occurrence naming Landlord, Prologis, Inc., and its property manager as additional insureds; (b) all-risk property covering the full replacement cost of all property and improvements placed in the Premises or the Project by, or on behalf of, Tenant; (c) workers' compensation as required by the applicable state statute which shall include a waiver of subrogation in favor of Landlord Parties; (d) employers liability of not less than $1,000,000, and (e) business automobile liability having a combined single limit of not less than $2,000,000 per occurrence insuring Tenant against liability arising out of the ownership, maintenance, or use of any owned, hired or non-owned vehicles. Tenant's insurance shall provide primary and non-contributory coverage to Landlord Parties with respect to Tenant's indemnity obligations under this Lease. Tenant's insurance requirements may be satisfied by a combination of primary and excess policy limits or an umbrella policy. Tenant shall provide Landlord with certificates of such insurance prior to Tenant taking possession of the Premises, and thereafter prior to the expiration of the insurance coverage, or 3 days following Tenant's receipt of Landlord's request.

The all-risk property insurance obtained by Landlord and Tenant shall include a waiver of subrogation in connection with any insured loss by the insurers and all rights based upon an assignment from its insured, against Landlord, or its agents, employees, contractors, or property manager (collectively the "Landlord Parties"), or Tenant, its agents, employees, contractors, subtenants, assigns, or invitees (collectively the "Tenant Parties"). No Landlord Parties or Tenant Parties shall be liable to any other, for any loss coverable by all risk property insurance, and each party waives claims against the Landlord Parties and Tenant Parties (as applicable) for such loss. Notwithstanding anything contained herein to the contrary, Tenant shall be responsible for all contents, owned or unowned, placed in the Premises by, or on behalf of, Tenant. The failure of either party to insure its property shall not void this waiver. The Landlord Parties and Tenant Parties waive any claims against the other for business interruption loss from any cause whatsoever, including damage caused in whole or in part, directly or indirectly, by the negligent acts of the other party.

Worker's Compensation Insurance. Tenant shall maintain at all times any worker's compensation insurance coverage as may be required by law and, upon request, shall present a certificate of such insurance to Landlord.

11. Landlord's Repairs and Maintenance. Landlord shall repair, at its expense and without pass through as an Operating Expense, the structural soundness of the roof, the structural soundness of the foundation, and the structural soundness of the exterior walls of the Building. The term "walls" as used in this Section shall not include windows, glass or plate glass, doors or overhead doors, store fronts, dock bumpers, dock plates or levelers, Landlord's obligations for repair and replacements under this Lease shall expressly exclude any maintenance, repairs, or replacements which are the result of misuse or damage by Tenant Parties, or occur as the result from Tenant-Made Alterations or other improvements to the Premises completed by Tenant, and, subject to Sections 9 and 14, Tenant shall reimburse Landlord no later than thirty (30) days from demand the cost of any repair or replacement resulting from misuse or damage by Tenant Parties. Tenant shall promptly give Landlord written notice of any repair required by Landlord.

12. Tenant's Repairs. Landlord shall maintain in good repair and condition the following: roof membrane, parking areas and other common areas of the Building, including, but not limited to driveways, alleys, landscape and grounds surrounding the Premises. (i.e. paving parking areas, non-structural components of exterior walls, non-structural components of the roofs (including the roof membrane), alleys, and driveway, utility lines, fire sprinklers and fire protection systems, heating, ventilation and air conditioning systems, lighting, electrical systems and other mechanical and building systems). Tenants shall not be required to perform capital repair or replacements of building equipment. Landlord will complete all capital and replacements within the cost outlined in the tax & operating estimates outlined Section M of this lease.

(i) Tenant shall at all times during the lease term, and any extensions or renewals thereof, and any holdover tenancy, keep all nonstructural components of the Premises and all fixtures and equipment thereon or therein, including without limitation the interior walls, all plate glass and other equipment and fixtures, and each and every walkway, alley and passageway appurtenant or contiguous to the Premises, in good repair and safe and working condition, and in full compliance with all laws, ordinances and regulations then in force, making whatever repairs and replacement may from time to time be necessary under the circumstances. If any repairs are made to the Premises by Tenant that exceed $5,000, Tenant will notify Landlord to obtain their consent to the form and manner of repair to ensure Tenant meets its obligations under section 2.5.

~~(ii)~~ Tenants shall not be required to perform capital repair or replacements of building equipment. Landlord will complete all capital and replacements within the cost outlined in the tax & operating estimates outlined Section M of this lease.

(iii) Notwithstanding the foregoing, Landlord shall at all times during the lease term, and any extensions or renewals thereof, and any holdover tenancy, keep the roof of the building and the parking lot in good repair and safe and working condition, and in full compliance with all laws, ordinance and regulations then in force, making whatever repairs and replacement may from time to time be necessary under the circumstances (except to the extent of damage caused by Tenant or Tenant's guests, agents, contractors or employees)

13. Tenant-Made Alterations and Trade Fixtures. Tenant must obtain Landlord's written consent for any alterations or improvements made to the Premises by, or on behalf of, Tenant ("Tenant-Made Alterations"). Tenant shall be responsible to ensure that all Tenant-Made Alterations comply with Legal Requirements and are constructed in a good and workmanlike manner by reputable contractors. Tenant shall provide Landlord with the names of all contractors performing work or supplying materials prior to beginning construction, and Landlord may post notices of non-responsibility at the Premises. Tenant shall cause its contractor completing Tenant-Made Alterations to provide certificates of insurance for worker's compensation, including a waiver of subrogation in favor of Landlord Parties, and commercial general liability in an amount equal to USD$2,000,000, including a provision of additional insured status for Landlord Parties. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord final lien waivers from all contractors and subcontractors who provided services for the Tenant-Made Alterations. Upon surrender of the Premises, Tenant shall not be obligated to remove any Tenant-Made Alterations or improvements constructed by Tenant, unless Landlord notifies Tenant in writing at the time such Tenant-Made Alterations or improvements are constructed that they must be removed upon surrender of the Premises. Tenant shall repair any damage resulting from any required removal.

Without Landlord's approval, Tenant may erect shelves, racking, machinery and trade fixtures in the Premises (collectively "Trade Fixtures"), provided such items: (a) do not overload the slab, (b) may be removed without damaging the slab or the Premises, and (c) comply with all Legal Requirements. Upon Lease termination, Tenant, at its expense, shall remove its Trade Fixtures and repair any damage to the Premises caused from such removal.

14. Parking. Tenant may park operable vehicles in areas of the Premises designated for non-reserved parking and may park operable vehicles and trailers overnight at the docks and designated truck and trailer parking areas for the Premises. Tenant shall not park vehicles or trailers in a manner that causes interference with the access to the parking lots and truck courts at the Premises. Landlord may allocate parking spaces among Tenant and other tenants in an equitable manner if Landlord reasonably determines such allocation is beneficial to the Premises, and provided such allocation does not materially diminish Tenant's parking rights hereunder. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.

15. Restoration. If at any time during the Lease Term the Premises is damaged by fire or other casualty event (the "Casualty Damage"), within 60 days after such event, Landlord shall notify Tenant of its reasonable estimate for restoration time (the "Restoration Notice"). If the restoration time is estimated to exceed 6 months, either Landlord or Tenant may elect to terminate this Lease upon delivery of written notice to the other party no later than 30 days after delivery of the Restoration Notice. If neither party elects to terminate this Lease, or if Landlord estimates that restoration will take less than 6 months, then Landlord shall, subject to receipt of insurance proceeds, restore the Premises, excluding any Tenant-Made Alterations and Trade Fixtures. Notwithstanding the foregoing, either party may terminate this Lease if the Casualty Damage occurs during the last year of the Lease Term and Landlord reasonably estimates that it will take more than one month to repair such damage. Commencing on the date of Casualty Damage, Monthly Base Rent and Operating Expenses shall be abated from the date of Casualty Damage through the period of repair and restoration in the proportion of the Premises, if any, which is not usable by Tenant. Such abatement shall be the sole remedy of Tenant, and Tenant waives any right to terminate this Lease by reason of damage or casualty loss except as provided above.

16. Condemnation. If the entire Premises is permanently taken by right of eminent domain, or by a purchase in lieu thereof (each a "Taking" or "Taken"), then upon written notice by Landlord this Lease shall terminate and Monthly Base Rent and Operating Expenses shall be apportioned as of the date of the Taking. If part of the Premises is Taken, then this Lease shall be terminated with respect to the portion so Taken and Monthly Base Rent and Operating Expenses shall be proportionately reduced to the extent fair and reasonable under the circumstances. In the event of a Taking, Landlord shall be entitled to receive the entire purchase price or award from a Taking, and Tenant shall assign to Landlord Tenant's interest, if any, in such purchase price or award. Without diminishing Landlord's purchase price or award, Tenant shall have the right to make a separate claim against the Taking authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant.

17. Assignment and Subletting. Tenant shall not assign this Lease, sublease the Premises, or mortgage or pledge its leasehold interest in this Lease without Landlord's prior written consent, except as provided below, and any attempt to do so shall be an immediate Event of Default. In determining whether to grant, delay or condition its consent, Landlord may consider whether the intended use would adversely impact the value of the Building, the use or operations of other tenants at the Premises, or impair Landlord's ability to lease other space in the Premises. Tenant shall provide Landlord the proposed assignee or sublessee's name, a description of its business, its financial information, and such other information as Landlord may reasonably request. Any approved assignment or sublease shall be expressly subject to: (a) the terms and conditions of this Lease, and (b) revocable if there is an uncured Event of Default, either at the time of notice or as of the effective date of the assignment or sublease. In an Event of Default, Landlord may collect rent from any occupant of the Premises and apply the amount collected to the next installment of rent due under this Lease. For purposes of this Section, a transfer of the ownership interests controlling Tenant shall not be deemed an assignment of this Lease. Notwithstanding the above, without Landlord's consent, but with prior written notice to Landlord, Tenant may assign this Lease, or sublet the Premises to (a) any entity controlling Tenant, controlled by Tenant or under common control with Tenant, (b) any entity which is a successor to Tenant either by merger or other consolidation of Tenant, or (c) any entity which acquires all or substantially all of the assets of Tenant, (a "Permitted Transferee"). This Lease shall be binding upon Tenant's successors and assigns.

Notwithstanding any assignment or subletting (or any Landlord consent thereto), Tenant and any guarantor of Tenant's obligations shall remain liable for all of Tenant's obligations under this Lease.

18. Indemnification. Tenant agrees to indemnify, defend, and hold harmless, Landlord Parties from and against all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) resulting from third party claims for personal injuries, or damage, theft, or loss of property occurring at the Premises which arises from: (a) the use and occupancy of the Premises by Tenant Parties, or (b) any other act or omission of Tenant Parties, except for the negligence or willful misconduct of Landlord Parties. Landlord agrees to indemnify, defend, and hold harmless, Tenant Parties from and against all losses, liabilities, damages, costs and expenses (including reasonable attorneys' fees) resulting from third party claims for personal injuries, or damage, theft, or loss of property occurring at the Premises except to the extent arising from: (a) the use and occupancy of the Premises by Tenant Parties, or (b) any other act or omission of Tenant Parties, except for the negligence or willful misconduct of Landlord Parties. Subject to the waiver of subrogation set forth in Section 10, the furnishing of insurance required hereunder shall not be deemed to limit Tenant's or Landlord's obligations under this Section.

19. Inspection, Data, and Access. Landlord and its agents, representatives, lenders, investors, prospective buyers, consultants, and contractors may enter the Premises at reasonable times upon reasonable advance notice of at least 48 hours (except in the case of emergencies) to inspect the Premises for any reasonable business purpose, and during the last year of the Lease Term, to show the Premises to prospective tenants. Landlord may grant easements, make public dedications, designate or modify common areas, and create restrictions affecting the Premises (collectively, "Encumbrances"), provided that the Encumbrances do not materially interfere with Tenant's authorized use or occupancy of the Premises. Tenant agrees to execute any reasonable instruments as may be necessary for Encumbrances. Upon reasonable prior notice to Tenant of not less than 10 business days, Landlord may install and maintain sensors and meters (collectively "Devices") in the Premises for the purpose of collecting raw Building data regarding the operational efficiency of the HVAC, roof, foundation and exterior walls, temperature, utility, and lighting usage (the "Data"). The Devices shall not: (a) materially interfere with Tenant's use or occupancy of the Premises, (b) include cameras, video, or voice recording devices, or (c) collect personal or employee data, or otherwise track or identify people, equipment, or inventory. Landlord shall own all rights, title and interest in all the Data collected from Devices. Upon request to Landlord, Tenant shall have the right to access and use the Data for its internal business purposes during the Lease Term.

20. Quite Enjoyment. Absent any uncured Event of Default, Tenant shall have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

21. Surrender. Upon the Lease termination, or the termination of Tenant's possession of the Premises, Tenant shall surrender to Landlord the Premises, and all systems serving the Premises which Tenant is obligated to maintain, repair, and replace in the same condition as received, ordinary wear and tear, casualty loss and condemnation excepted, and remove all Trade Fixtures, Tenant-Made Alterations required to be removed and personal property. Tenant shall remove, or cut below the slab surface, all racking bolts, and repair cracks, spalling, and racking bolt damage with mm-80 (or equivalent) epoxy or polymer to match concrete color and finished smooth with slab surface. All floor striping (including paint or tape) shall be removed with no residual staining or other indication that such striping or taping existed. Any such items not removed shall be deemed abandoned. In the event Tenant fails to comply with the requirements above, Landlord may complete such work, and Tenant shall reimburse Landlord for the costs thereof no later than thirty (30) days following receipt of demand. Any outstanding Tenant obligations under this Lease shall survive the termination of the Lease Term.

22. Holding Over. Possession of the Premises by Tenant after the termination of this Lease, shall be subject to immediate termination by Landlord, and all terms of this Lease shall be applicable during such holdover period except (a) any expansion, renewal, or similar option shall be null and void, and (b) Monthly Base Rent for the holdover period shall be 150% of the Monthly Base Rent in effect immediately prior to the holdover period. In addition, Tenant shall be liable for all damages incurred by Landlord as a result of the holdover. Holdover shall not extend the Lease Term, and this Section shall not be construed as consent for Tenant to retain possession of the Premises. For purposes of this Section, "possession of the Premises" shall continue until Landlord has legal control over the Premises, all keys have been delivered, and Tenant has surrendered the Premises in the condition and repair as required in this Lease.

23. Events of Default. Each of the following shall be an event of default ("Event of Default") by Tenant:

a) Failure by Tenant to pay any installment of Monthly Base Rent, Operating Expenses, or any other payment required by the due date which continues for a period of 10days after receipt of notice of such failure.

b) Tenant or any guarantor: (i) makes an assignment for the benefit of creditors; (ii) commences any action to have an order for relief entered on its behalf as a debtor, or to adjudicate it as bankrupt, or insolvent, or seek reorganization, liquidation, or dissolution of it, or its debts, or seek an appointment of a receiver, trustee, custodian or similar official for it, or its property (collectively a "Proceeding for Relief"); (iii) becomes subject to an involuntary Proceeding for Relief which is not dismissed within 90 days of filing; or (iv) is dissolved or otherwise fails to maintain its legal existence.

c) Failure to maintain any insurance in the forms and amounts required by this Lease at any time during the Lease Term which shall be an immediate Event of Default, or to timely deliver any certificate of insurance as provided in Section 10 of the Lease.

d) Failure to comply with any other provision of this Lease for more than 30 days after Landlord has given Tenant written notice (unless compliance will, due to the nature of the obligation, require more than 30 days, then after a period of time reasonably necessary to cure such failure) , except as otherwise provided in this Lease (said notice being in lieu of, and not in addition to, any notice required as a prerequisite to a forcible entry, detainer or similar action for possession of the Premises).

e) The occurrence of any Event of Default otherwise specifically set forth in this Lease.

24. Landlord May Terminate Lease on Tenant's Bankruptcy, Etc. In the event Tenant's interest under this Lease be assigned by operation of law, or in event of the bankruptcy, insolvency, voluntary or involuntary liquidation or winding up of the affairs of Tenant, or in event of any corporate reorganizations or arrangements under the bankruptcy or insolvency laws of the United States of any State involving the interest of Tenant hereunder, Landlord may, at its election, by thirty (30) days' written notice to Tenant, the trustee in bankruptcy, the receiver, or other legal representative in charge of the interest of Tenant hereunder, terminate and cancel this Lease.

25. Landlord's Remedies. For so long as any Event of Default continues, Landlord may at any time elect to: (a) terminate this Lease, (b) terminate Tenant's right of possession of the Premises (but Tenant shall remain liable as hereinafter provided), and/or (c) pursue any other remedies at law or in equity. Upon the termination of this Lease, or termination of Tenant's right of possession, Landlord may, without formal demand or notice except as required by Legal Requirements, re-enter the Premises by any action or proceeding authorized by law, and remove Tenant, and all persons and property therefrom. If Landlord re- enters the Premises, Landlord shall have the right to keep in place, or remove and store, all property at the Premises at Tenant's expense. In the event Landlord delivers three notices of an Event of Default under this Lease in any twelve-month period, any subsequent failure to comply with this Lease shall be deemed an Immediate Event of Default. The term "Immediate Event of Default" shall mean Tenant has no cure period, and Landlord may immediately pursue all of its remedies.

If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: (a) all Monthly Base Rent, Operating Expenses, and all other amounts payable by Tenant which have accrued as of the date of termination; (b) the value of any unamortized Monthly Base Rent for any periods of abated Monthly Base Rent; (c) the cost of reletting the Premises, including the unamortized brokerage fees and/or leasing commissions incurred by Landlord, reasonable costs of removing and storing property, repairing or altering the Premises to the condition required by Tenant under this Lease; (d) all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys' fees and court costs; and (e) the excess of the then present value of the Monthly Base Rent, Operating Expenses, and other amounts payable by Tenant under this Lease applicable to the period following the termination of this Lease through the Expiration Date, over the present value of any amounts which Tenant establishes Landlord can reasonably expect to recover by reletting the Premises during such period, taking into consideration the availability of acceptable tenants consistent with Landlord's leasing criteria and other market conditions. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of the termination plus 2%.

If Landlord terminates Tenant's right of possession (but not this Lease), Landlord shall use commercially reasonable efforts to relet the Premises without releasing Tenant from any liability hereunder and without notice to Tenant; provided, however, (a) Landlord shall not be obligated to accept a Tenant-proposed tenant, and (b) Landlord shall have the right to lease any other space controlled by Landlord or Landlord's affiliate first. Any reletting of the Premises shall be on terms and conditions acceptable to Landlord in its reasonable discretion. Landlord shall not be liable, nor shall Tenant's obligations be reduced as a result of Landlord not reletting the Premises. Landlord shall have the right to make repairs, changes, alterations, or additions to the Premises as Landlord deems necessary in order to relet the Premises. If the Premises is not relet, then Tenant shall pay to Landlord, as damages, a sum equal to: (1) the Monthly Base Rent Operating Expenses payable by Tenant for such period that the Premises has not been relet, plus the cost of recovering possession of the Premises (including reasonable attorneys' fees and court costs); (2) any Monthly Base Rent, Operating Expenses, and other amounts accrued and unpaid at the time of repossession; and (3) the costs incurred by Landlord's efforts to relet the Premises. If the Premises is relet, and the total rent and expenses payable by such replacement tenant (after first deducting any unpaid amounts payable by Tenant which accrued under this Lease, the cost of recovering possession of the Premises, the costs of repairs and alterations to the Premises completed by Landlord on Tenant's behalf, and unamortized leasing commissions) is not sufficient to satisfy the total rent and expenses payable by Tenant under this Lease, then Tenant shall immediately pay any such deficiency to Landlord upon demand. Notwithstanding any reletting without termination, Landlord may elect to terminate this Lease for a previous Event of Default at any time upon written notice.

Landlord's exercise of any remedies shall not be deemed an acceptance of surrender of the Premises and/or a termination of this Lease. Landlord's failure to enforce its rights under this Lease strictly in accordance with the terms hereof shall not modify this Lease or create a custom contrary to the specific provisions of this Lease. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease, or at law or in equity, shall not waive its rights or remedies in connection with any subsequent Event of Default. No waiver by Landlord of any Lease provision shall be effective unless in writing and signed by Landlord, even if Landlord accepts Tenant's payments with knowledge of Tenant's breach of the Lease. Tenant waives all right of redemption following termination of the Lease or Tenant's right of possession by a judgment or warrant of any court. In the event Landlord exercises self-help or lock-out, remedies, as provided by law, Tenant waives all claims against Landlord for business loss, business interruption, or any other damages resulting from Landlord's self-help or lock-out to the extent permitted by law. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Lease, are not restricted to their technical legal meanings.

26. Tenant's Remedies/Limitation of Liability. Landlord shall be in default of this Lease if Landlord fails to perform any of its obligations under this Lease within 30 days after written notice from Tenant specifying such failure (unless performance will, due to the nature of the obligation, require more than 30 days, then after a period of time reasonably necessary to cure such default). All obligations of Landlord shall be construed as covenants, not conditions; and, except as otherwise provided in this Lease, Tenant may not terminate this Lease for Landlord's breach of its obligations. The term "Landlord" shall mean only the then- current owner of the Premises, and in the event of an assignment of the Lease, the assignor shall be released and discharged from all obligations of Landlord under this Lease arising from and after the date of such assignment, and such obligations shall be binding during the Lease Term upon each new assignee for the duration of such owner's ownership. Any liability of Landlord shall be limited solely to its interest in the Building, and in no event shall any personal liability or recourse to any other property or assets of Landlord be asserted against Landlord.

27. Subordination. Tenant's interest and rights under this Lease shall automatically be subject and subordinate to any lien of an existing or future mortgage or any ground lease to which the Premises is subject, and all amendments, modifications, assignments and extensions thereof. Tenant agrees, at the election and after notice of the holder of any mortgage, or lessor under any ground lease, to execute, acknowledge and deliver such instruments to confirm such subordination and attornment. Any such holder may at any time subordinate its mortgage to this Lease, without Tenant's consent, by writing to Tenant. The term "mortgage" whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances. Any reference to the "holder" of a mortgage shall be deemed to include the beneficiary under a deed of trust. Notwithstanding any such subordination, so long as no Event of Default has occurred and is continuing, no holder or ground lessor shall disturb Tenant in Tenant's use and occupation of the Premises.

28. Mechanic's Liens. Tenant shall not allow any lien or encumbrance of any kind to be placed upon the Building as a result of services or materials provided to the Building at any Tenant Parties' request. Tenant shall save and hold Landlord harmless from all loss, cost or expense based on or arising out of claims or liens asserted against the Building. Tenant shall give Landlord immediate written notice of any lien or encumbrance placed against the Building and cause the lien or encumbrance to be discharged, or bonded over, in a manner satisfactory to Landlord, within 30 days of the filing or recording thereof or such failure shall be deemed an immediate Event of Default.

29. Estoppel Certificates. Tenant agrees to execute and deliver to Landlord, or Landlord's designee,

within 10 business days after Landlord's request an estoppel certificate containing customary provisions.

30. Environmental Requirements. Tenant shall not allow any party to introduce, transport, store, use, generate, manufacture, or dispose of any Hazardous Material at the Premises without Landlord's prior written consent except for Hazardous Materials contained in: (a) products used by Tenant in de minimis quantities for ordinary cleaning and office purposes; (b) forklift propane tanks, and (c) products stored by Tenant in their original, sealed, and unopened containers, Tenant, at its sole cost and expense, shall: (v) cause its operations at the Premises to comply strictly with all Environmental Requirements, including all reporting obligations imposed by applicable Environmental Requirements in the capacity as "operator" of Tenant's "facility" and the "owner" (as such terms are used in applicable Environmental Requirements) of all Hazardous Materials brought onto the Premises by Tenant Parties, and the wastes, by-products, or residues generated, resulting, or produced therefrom, or extracted from the Premises; (w) promptly inform and provide copies of any documentation relating in any way to Hazardous Materials at the Premises which Tenant receives or sends;

(x) promptly and diligently remediate in a manner satisfactory to Landlord's reasonable requirements, any Hazardous Materials released on, or from, the Premises by Tenant Parties; (y) promptly notify Landlord in writing of any spill, release, discharge, or disposal of any Hazardous Material in, on, or under the Premises; and (z) promptly complete and deliver any disclosure or certification requested by Landlord concerning Tenant Parties' transportation, storage, use, generation, manufacture or release of Hazardous Materials in, on, or about the Premises. Tenant shall be strictly liable to Landlord for Tenant Parties' transportation, storage, use, generation, manufacturing, disposal, or release of Hazardous Materials at the Premises without regard to the fault or negligence of any other party other than Landlord Parties. Notwithstanding any notice and cure periods provided herein, Tenant shall promptly commence and diligently pursue its remediation obligations in accordance with this Section. The term "Environmental Requirements" means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders, or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions, including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; and all state and local counterparts thereto, and any regulations or policies promulgated or issued thereunder. The term "Hazardous Materials" means any substance, material, waste, pollutant, or contaminant regulated by any Environmental Requirements, asbestos, radioactive materials, and petroleum (including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixtures of natural gas and such synthetic gas).

Tenant shall have no liability to Landlord as to Hazardous Materials on the Premises which arose prior to Tenant's initial possession of the Premises, or during the Lease Term which were caused or permitted by any party other than Tenant, or Tenant Parties, or for Tenant's disturbance of known existing Hazardous Materials.

Tenant shall indemnify, defend, and hold Landlord Parties harmless from and against any and all losses, claims, demands, actions, suits, damages, costs and expenses (including reasonable attorney, fees, punitive damages, and any reduction in the value of the Premises) which are brought or recoverable against, or suffered or incurred by Landlord as a result of: (a) any release of Hazardous Materials on, or from, the Premises by Tenant Parties, or

(b) Tenant Parties', breach of, or noncompliance with, this Section, regardless of whether Tenant had knowledge of such noncompliance. Tenants' obligations under this Section shall survive the Expiration Date or earlier termination of this Lease.

If Landlord's inspection pursuant to Section 20 reveals noncompliance by Tenant with the provisions of this Section, Tenant shall promptly reimburse Landlord for the reasonable cost of such inspection and testing. Landlord's receipt of a 'clean' environmental assessment shall in no way release Tenant from its obligations under this Section or constitute a waiver by Landlord of its rights and remedies herein.

31. Force Majeure. Neither Landlord nor Tenant shall be responsible for delays in the performance of its obligations hereunder, whether foreseen or unforeseen, caused by labor disputes, acts of God, inability to obtain labor or materials, governmental restrictions or regulations or delay in issuance of permits, pandemic, enemy or hostile governmental action, civil commotion, casualty, and other causes beyond the reasonable control of Landlord or Tenant, as the case may be (collectively, "Force Majeure"); provided Force Majeure shall not apply to monetary obligations.

32. Entire Agreement. This Lease constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof. Any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may only be amended in writing signed by both parties.

33. Severability. If any clause of this Lease is deemed to be illegal, invalid or unenforceable under present or future laws, then it is the intention of the parties that such clause be replaced with a valid clause of similar meaning and that the remainder of this Lease shall not be affected.

34. Miscellaneous.

a) TIME IS OF THE ESSENCE AS TO THE PERFORMANCE OF TENANT'S AND LANDLORD'S OBLIGATIONS

UNDER THIS LEASE.

b) Any payments or charges due from Tenant to Landlord shall be considered additional rent for all purposes of this Lease.

c) All notices and/or demands called for or contemplated by this Lease shall be in writing and sent to the applicable party as set forth in Section 1 by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or hand delivery. Either party may, upon written notice, change its notice address(es). Notice shall be deemed given upon delivery or refusal of delivery except where otherwise provided herein.

d) Where approval or consent is required of either Landlord or Tenant, such approval or consent shall not be unreasonably withheld, conditioned or delayed except as otherwise provided herein, or as otherwise required by law.

e) At Landlord's request, Tenant shall furnish Landlord with true and complete copies of its most recent financial statements.

f) Neither this Lease, nor a memorandum of lease, shall be recorded by Tenant.

g) The laws of the state in which the Premises is located shall govern the construction and interpretation of this Lease, without regards to any principles of conflicts of laws. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments to this Lease.

h) Landlord's submission of this Lease shall not constitute an option to lease the Premises, nor be binding or confer any right or impose any obligations upon either party until execution and delivery of this Lease by both parties.

i) The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope, intent, or any provision of this Lease, or in any way affect the interpretation of this Lease.

j) All exhibits and addenda attached hereto are incorporated into, and made a part of, this Lease. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

k) Any amount not paid by Tenant when due shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or 15 percent per year.

l) In the event either party initiates litigation to enforce the terms and provisions of this Lease, the non- prevailing party shall reimburse the prevailing party for its reasonable attorney's fees, filing fees, and court costs. The phrase "prevailing party" includes a party who substantially receives the relief desired whether by dismissal, summary judgment, or otherwise.

m) Landlord shall have the right to place energy installations, including, but not limited to, solar systems, battery storage facilities, and electric vehicle charging facilities, on the Building or the Premises, or to enter into a lease allowing a third party the right to install and operate an energy installation on the Building or the Premises; provided such energy installation does not unreasonably and adversely impact Tenant's use of the Premises, or result in additional costs to Tenant. Tenant waives all rights to any environmental attributes or incentives resulting from an energy technology installation. Tenant hereby waives all rights to, and agrees and acknowledges that Landlord shall retain the exclusive right to the use of the exterior of the Building and Premises for any signage purposes, virtual or otherwise except as provided otherwise in this Lease. Landlord may request, and Tenant shall deliver to Landlord, data regarding Tenant's utility usage at the Premises as required by law or to provide, maintain, improve, and keep in good working order the Premises. Tenant can satisfy this requirement by either: (a) providing written consent for Landlord to obtain the information directly from the utility company, or (b) providing the data to Landlord in an electronic format reasonably acceptable to Landlord.

n) This Lease may be executed in multiple counterparts, each of which shall be considered original, but all of which shall constitute one and the same agreement. The signature of a party transmitted electronically (e.g., e-signature) or by facsimile, PDF and/or other electronic image file format shall constitute and have the same force and effect as the original signature of the party. Following execution, a PDF (or similar image file format) of this entire agreement (whether signed electronically or in ink) shall be considered to be the original agreement for all purposes.

o) Intentionally deleted.

p) The term "days" shall mean calendar days unless otherwise specified, and the term "including" shall mean 'including, but not limited to'.

q) Landlord and Tenant each represents to the other that:

(i) neither it, nor any person or entity that directly owns a 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury, including those parties names on the OFAC's Specially Designated and Blocked Persons List and those covered pursuant to Executive Order 13224 signed on September 24, 2001, entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or other governmental action; and

(ii) its activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or USA Patriot Act, or the regulations or orders promulgated thereunder (as amended from time to time).

35. WAIVER OF JURY TRIAL. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (IN CONTRACT, TORT, OR OTHERWISE), BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

TENANT:		LANDLORD:

Bird & Cronin LLC		Ninety-Nine Technologies, LLC d/b/a 99 Technologies

By:	/s/ Brian Baker	By:	/s/ Ijaz Haidar

Name:	Brian Baker	Name:	Ijaz Haidar

Title:	President	Title:	President

EXHIBIT A:

1st Floor

2nd Floor

EXHIBIT B

ONE RENEWAL OPTION AT MARKET

(a) Provided that as of the time of the giving of the Extension Notice and the Commencement Date of the Extension Term, (x) Tenant is the Tenant originally named herein, (y) Tenant actually occupies all of the Premises initially demised under this Lease and any space added to the Premises, and (z) no Event of Default exists or would exist but for the passage of time or the giving of notice, or both; then Tenant shall have the right to extend the Lease Term for an additional term of 36 months (such additional term is hereinafter called the "Extension Term") commencing on the day following the expiration of the Lease Term (hereinafter referred to as the "Commencement Date of the Extension Term"). Tenant shall give Landlord notice (hereinafter called the "Extension Notice") of its election to extend the term of the Lease Term at least 9 months, but not more than 12 months, prior to the scheduled expiration date of the Lease Term.

(b) The Base Rent payable by Tenant to Landlord during the Extension Term shall be the then prevailing market rate for comparable space in the Premises and comparable buildings in the vicinity of the Premises, taking into account the size of the Lease, the length of the renewal term, market escalations and the credit of Tenant. The Base Rent shall not be reduced by reason of any costs or expenses saved by Landlord by reason of Landlord's not having to find a new tenant for such premises (including, without limitation, brokerage commissions, costs of improvements, rent concessions or lost rental income during any vacancy period). In the event Landlord and Tenant fail to reach an agreement on such rental rate and execute the Amendment (defined below) at least 6 months prior to the expiration of the Lease, then Tenant's exercise of the renewal option shall be deemed withdrawn and the Lease shall terminate on its original expiration date.

(c) The determination of Base Rent does not reduce the Tenant's obligation to pay or reimburse Landlord for Operating Expenses and other reimbursable items as set forth in the Lease, and Tenant shall reimburse and pay Landlord as set forth in the Lease with respect to such Operating Expenses and other items with respect to the Premises during the Extension Term without regard to any cap on such expenses set forth in the Lease.

(d) Except for the Base Rent as determined above, Tenant's occupancy of the Premises during the Extension Term shall be on the same terms and conditions as are in effect immediately prior to the expiration of the initial Lease Term; provided, however, Tenant shall have no further right to any allowances, credits or abatements or any options to expand, contract, renew or extend the Lease.

(e) If Tenant does not give the Extension Notice within the period set forth in paragraph (a) above, Tenant's right to extend the Lease Term shall automatically terminate. Time is of the essence as to the giving of the Extension Notice.

(f) Landlord shall have no obligation to refurbish or otherwise improve the Premises for the Extension Term. The Premises shall be tendered on the Commencement Date of the Extension Term in "as-is" condition.

(g) If the Lease is extended for the Extension Term, then Landlord shall prepare and Tenant shall execute an amendment to the Lease confirming the extension of the Lease Term and the other provisions applicable thereto (the "Amendment").

(h) If Tenant exercises its right to extend the term of the Lease for the Extension Term pursuant to this Exhibit, the term "Lease Term" as used in the Lease, shall be construed to include, when practicable, the Extension Term except as provided in (d) above.